SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 14, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Inapplicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

            On August 13, 2003, PG&E Corporation announced that it had scheduled the release of its financial results for the quarter ended June 30, 2003 on August 19, 2003 and that PG&E Corporation and its subsidiary, Pacific Gas and Electric Company (Utility), will each file a notification of late filing pursuant to Securities and Exchange Commission Rule 12b-25  in order to provide PG&E National Energy Group, Inc. (NEG), another subsidiary of PG&E Corporation, additional time necessary to complete preparation of its second quarter financial statements.

            As previously reported, on July 8, 2003, NEG and certain of NEG's subsidiaries filed voluntary petitions for relief under the provisions of Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Maryland, Greenbelt Division.  NEG has filed a proposed plan of reorganization, that, if implemented, would eliminate PG&E Corporation's equity interest in NEG.  As a result of NEG's Chapter 11 filing and the resignation of PG&E Corporation's representatives who previously served on the NEG Board of Directors and their replacement with Board members who are not affiliated with PG&E Corporation, PG&E Corporation no longer retains significant influence over the ongoing operations of NEG, including the preparation and filing of NEG's reports with the Securities and Exchange Commission.  For the quarter ended June 30, 2003, NEG's financial results will continue to be consolidated into PG&E Corporation's results.  Effective July 8, 2003, NEG's financial results will no longer be consolidated with PG&E Corporation's financial results.

            NEG has informed PG&E Corporation that it needs additional time to complete preparation of its second quarter financial statements and that it will be unable to provide these financial statements to PG&E Corporation in time for PG&E Corporation to file its Form 10-Q by August 14, 2003.  NEG is currently reviewing its methods for netting certain revenues and expenses primarily related to hedging activities.  The outcome of this review is not expected to materially affect PG&E Corporation's operating income, net income, balance sheet or cash flow.

            PG&E Corporation and the Utility have filed joint reports with the Securities and Exchange Commission since PG&E Corporation became the holding company for the Utility on January 1, 1997.  If NEG's financial statements are not complete by August 19, 2003, the Utility intends to  release its separate results and file its Form 10-Q on a stand-alone basis by August 19, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	LINDA Y.H. CHENG ___________________________________
LINDA Y.H. CHENG Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY
By:	DINYAR B. MISTRY _________________________________________
DINYAR B. MISTRY Vice President and Controller

Dated:	August 14, 2003